Exhibit 4.1

AMERINST INSURANCE GROUP, LTD.

(“Corporation”)

AMENDED AND RESTATED

STATEMENT OF STOCK OWNERSHIP POLICY

December 12, 2008

(“Stock Ownership Policy”)

Pursuant to Sections 48 and 59 of the Corporation’s Bye-Laws, which allow the Board of Directors of the Corporation (“Board”) to issue shares on such terms and conditions as it may determine and set restrictions on the transfer of such shares respectively, the Board has adopted this amended and restated Stock Ownership Policy setting the following limitation on share ownership:

The number of shares of common stock of the Corporation that may be beneficially owned (as defined in Rules 16a-1 and 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by any shareholder shall be limited to 20,000 shares.

All interpretations of this Stock Ownership Policy shall be made by the Board and shall be conclusive. This Stock Ownership Policy may be amended at any time by a resolution of the Board without approval of the Corporation’s stockholders. The Stock Ownership Policy may also be amended at any time by an amendment to the Bye-Laws of the Corporation, including amendment of the Bye-Laws by the Board without approval of the Corporation’s stockholders.